UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2010

Oracle Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51788	54-2185193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, California 94065

(Address of principal executive offices) (Zip Code)

(650) 506-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Bonus Plan

The Compensation Committee of the Board of Directors (the “Board”) of Oracle Corporation (“Oracle”) previously approved, subject to stockholder approval, the adoption of the Oracle Corporation Executive Bonus Plan (the “Executive Bonus Plan”). The Executive Bonus Plan is a variable cash incentive plan designed to motivate certain executives to achieve financial performance objectives and to reward them when such objectives are met. Further, bonuses paid under the Executive Bonus Plan are intended to be deductible by Oracle to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. At the Annual Meeting of Stockholders of Oracle on October 6, 2010 (the “Annual Meeting”), Oracle’s stockholders, upon the recommendation of the Board, approved the adoption of the Executive Bonus Plan.

The foregoing description of the Executive Bonus Plan is qualified in its entirety by reference to the Executive Bonus Plan, which is filed as Exhibit 10.29 to this report. For a more complete description of the terms of the Executive Bonus Plan, please see “Proposal No. 2 – Approve the Oracle Corporation Executive Bonus Plan” (pages 49 – 51) of Oracle’s proxy statement dated September 7, 2010 (the “Proxy Statement”) filed with the Securities and Exchange Commission.

Amended and Restated 2000 Long-Term Equity Incentive Plan

The Board previously approved, subject to stockholder approval, the adoption of the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan (the “2000 Stock Plan”), including an amendment to extend the termination date of the plan by 10 years and increase the number of authorized shares of stock that may be issued under the 2000 Stock Plan by 388,313,015 shares. At the Annual Meeting, Oracle’s stockholders, upon the recommendation of the Board, approved the adoption of the 2000 Stock Plan.

The foregoing description of the 2000 Stock Plan is qualified in its entirety by reference to the 2000 Stock Plan, which is filed as Exhibit 10.30 to this report. For a more complete description of the terms of the 2000 Stock Plan, please see “Proposal No. 3 – Approve the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan” (pages 52 – 56) of the Proxy Statement.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The following is a brief description of each matter submitted to a vote at the Annual Meeting, as well as the number of votes cast with respect to each matter. For more information about these proposals, please refer to the Proxy Statement.

Proposal No. 1

The stockholders elected each of the following persons as a director to hold office until the 2011 Annual Meeting of Stockholders or until earlier retirement, resignation or removal.

Director’s Name	Votes For	Votes Withheld	Broker Non-Votes
Jeffrey S. Berg	2,492,008,037	1,474,821,284	492,657,185
H. Raymond Bingham	3,582,572,799	384,256,522	492,657,185
Michael J. Boskin	3,792,141,944	174,687,377	492,657,185
Safra A. Catz	3,934,663,369	32,165,952	492,657,185
Bruce R. Chizen	3,958,470,544	8,358,777	492,657,185
George H. Conrades	3,813,310,592	153,518,729	492,657,185
Lawrence J. Ellison	3,884,238,496	82,590,825	492,657,185
Hector Garcia-Molina	2,985,400,897	981,428,424	492,657,185
Jeffrey O. Henley	3,927,858,165	38,971,156	492,657,185
Mark V. Hurd	3,608,684,071	358,145,250	492,657,185
Donald L. Lucas	3,936,681,145	30,148,176	492,657,185
Naomi O. Seligman	2,992,560,896	974,268,425	492,657,185

Proposal No. 2

The stockholders approved the Executive Bonus Plan with 3,392,798,791 affirmative votes, 568,666,692 votes against, 5,363,838 votes abstaining and 492,657,185 broker non-votes.

Proposal No. 3

The stockholders approved the 2000 Stock Plan with 2,807,711,322 affirmative votes, 1,152,999,553 votes against, 6,118,446 votes abstaining and 492,657,185 broker non-votes.

Proposal No. 4

The stockholders ratified the appointment of Ernst & Young LLP as Oracle’s independent registered public accounting firm for the fiscal year ending May 31, 2011 with 4,432,051,180 affirmative votes, 23,274,299 votes against and 4,161,027 votes abstaining.

Proposal No. 5

The stockholders defeated a stockholder proposal to request that our Board amend our bylaws to establish a board committee on sustainability with 94,254,086 affirmative votes, 3,371,528,976 votes against, 501,046,259 votes abstaining and 492,657,185 broker non-votes.

Proposal No. 6

The stockholders defeated a stockholder proposal to request that our Board amend our bylaws to provide that in uncontested director elections, directors will be elected by a majority vote rather than by a plurality of the votes cast, with 1,239,493,593 affirmative votes, 2,717,584,703 votes against, 9,751,025 votes abstaining and 492,657,185 broker non-votes.

Proposal No. 7

The stockholders defeated a stockholder proposal to request that the Compensation Committee of the Board adopt a policy requiring that senior executives retain at least 75% of net after-tax shares acquired through equity compensation programs until two years following the termination of their employment with 822,387,550 affirmative votes, 3,123,180,770 votes against, 21,261,001 votes abstaining and 492,657,185 broker non-votes.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.29	Oracle Corporation Executive Bonus Plan

10.30	Amended and Restated Oracle Corporation 2000 Long-Term Equity Incentive Plan, as approved on October 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2010

ORACLE CORPORATION

By	/s/ William Corey West
	Name:	William Corey West
	Title:	Senior Vice President, Corporate Controller and Chief Accounting Officer